Exhibit 16.1

April 7, 2014

Office of the Chief Accountant
Securities and Exchange Commission
100 F. Street, NE

Washington, D.C. 20549

Re: AuraSource, Inc.

Commission File Number 000-28585

Dear Sirs:

We have read the statements under Item 4.01 of the Current Report on Form 8-K to be filed with the Securities and Exchange Commission on April X, 2014 regarding the change of auditors. We agree with all statements pertaining to Goldman Kurland and Mohidin LLP under item 4.01(a), except the statement relating to “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K., as we did not perform any audit procedures since the date of our audit report.

Sincerely,

/s/ Goldman Kurland and Mohidin LLP